UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

DRESSER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of Principal Executive Offices)

(972) 361-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

ITEM 7.01 Regulation FD Disclosure.

On September 25, 2006, Dresser, Inc. (the “Company”) announced that it had commenced a cash tender offer for any and all of its outstanding 9 3/8% Senior Subordinated Notes due 2011 (the “Notes”) and a solicitation of consents for proposed amendments to the governing indenture.

The tender offer will expire at 11:59 p.m., New York City time, on October 23, 2006, and the solicitation of consents will expire at 5:00 p. m., New York City time, on October 6, 2006. The times and dates may be extended or terminated at the Company’s discretion. The Company is offering to purchase the Notes at a price of $1,048.13 for each $1,000 of principal amount of Notes tendered, plus accrued and unpaid interest up to, but not including, the date the Notes are paid under the terms of the offer. This purchase price includes a $20 fee for each $1,000 of principal amount for holders who validly tender, and do not withdraw, their Notes and deliver, and do not revoke, their consents prior to the expiration of the consent solicitation.

The Company’s obligation to accept tendered Notes for payment is contingent upon a majority of the holders consenting to the proposed amendments to the indenture and the Company’s consummation of the previously announced refinancing of its existing senior debt facilities, with available borrowings sufficient to pay amounts due to tendering holders of the Notes. If the proposed amendments, which eliminate or modify restrictive covenants and other provisions contained in the indenture, become operative, they will be binding on all non-tendering holders.

The transaction is described fully in the Offer to Purchase and Consent Solicitation Statement, dated September 25, 2006, which is attached hereto as Exhibit 99.1. The Company’s related press release is attached as Exhibit 99.2.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Offer to Purchase and Consent Solicitation Statement, dated September 25, 2006.

99.2	Press Release, dated September 25, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2006	Dresser, Inc.

/s/ ROBERT D. WOLTIL
Robert D. Woltil Senior Vice President and Chief Financial Officer

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Index of Exhibits

Exhibit No.	Description
99.1	Offer to Purchase and Consent Solicitation Statement, dated September 25, 2006.

99.2	Press Release, dated September 25, 2006.